Exhibit 99.1

Peoples Announces Nasdaq Notification

(CINCINNATI, OHIO) — April 23, 2009: Peoples Community Bancorp, Inc. (the “Company”) (NASDAQ Global Market: PCBI) a Maryland corporation doing business primarily through its wholly-owned banking subsidiary, Peoples Community Bank (the “Bank”), announced today that on April 17, 2009, the Company received written notification from The Nasdaq Stock Market advising the Company that it no longer complies with Nasdaq’s Marketplace Rule 5250(c)(1) since it has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2008.

The Nasdaq has provided the Company until June 16, 2009 to submit a plan to regain compliance, which typically consists of filing the delinquent report. If, after conclusion of its review process, the Nasdaq determines that the plan is acceptable, the Company will have until September 28, 2009 to regain compliance. If the Nasdaq determines that the plan is not acceptable, the Company will have the opportunity to appeal such decision to a Listing Qualifications Panel.

The Company expects that it will file its Annual Report on Form 10-K for the year ended December 31, 2008 on or about May 1, 2009, although no assurances may be given that the Nasdaq will accept such plan or that the Company’s common stock will continue to be listed on the Nasdaq Global Market.

About Peoples

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank, a federally chartered savings bank with 19 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.

Regulatory Filings

The Company’s periodic reports as filed with the Securities and Exchange Commission (“SEC”) can be accessed at www.pcbionline.com and on the EDGAR section of the SEC’s website at www.sec.gov.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company and its subsidiaries. These statements and the Company’s reported results herein are not guarantees of future performance or results and there can be no assurance that actual developments and economic performance will be those anticipated by the Company.

Actual developments and/or results may differ significantly and adversely from historical results as a result of various factors which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q, and its reports on Form 8-K and other documents filed by the Company with the SEC from time to time. The Company does not undertake to update or revise forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.